Exhibit 99.1(a)
Fourth Quarter 2025 Earnings Prepared Comments
Bill Cunningham, Celanese Corporation, Vice President, Investor Relations
This is the Celanese Corporation fourth quarter 2025 earnings prepared comments. The Celanese Corporation fourth quarter 2025 earnings release was distributed via Business Wire this afternoon and posted on our investor relations website, investors.celanese.com. As a reminder, some of the matters discussed below may include forward-looking statements concerning, for example, our future objectives and plans. Please note the cautionary language contained at the end of these comments. Also, some of the matters discussed include references to non-GAAP financial measures. Explanations of these measures and reconciliations to the comparable GAAP measures are included on our investor relations website under Financial Information/Non-GAAP Financial Measures. The earnings release and Non-GAAP information and the reconciliations are being furnished to the SEC in a Current Report on Form 8-K. These prepared comments are also being furnished to the SEC in a separate Current Report on Form 8-K.
On the earnings conference call tomorrow morning, management will be available to answer questions.

Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Today, we reported full year 2025 adjusted earnings per share of $3.98 (inclusive of approximately $1.50 per share total Celanese transaction amortization1), and operating EBITDA of $1.9 billion. I am also pleased to report full year 2025 free cash flow of $773 million, representing an increase of more than 50 percent compared to 2024. These results reflect our action-oriented mind-set, disciplined execution, and focus on performance improvement, despite a continued challenging commercial backdrop compounded by geopolitical uncertainties.
Throughout the year, we executed against our key priorities of increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top-line growth. Our teams consistently executed our action plans with rigor, driving significant achievements in 2025:
•Generated strong free cash flow of over $750 million, which has been used for deleveraging.
1 Calculated as intangible amortization from transactions divided by diluted weighted average shares outstanding.

•Completed the Micromax® divestiture, and achieved approximately half of our targeted $1 billion of divestitures by the end of 2027.
•Refinanced approximately $4 billion of debt and reduced maturities due in 2026 and 2027 from $4.8 billion to $2.1 billion.
•Realized over $120 million of cost reductions through multiple productivity programs initiated in the first quarter of 2025.
•Announced further footprint optimization actions, focused on high-cost sites, including closures in Sempach, Switzerland and Sarnia, Canada, and our intended closure in Lanaken, Belgium.
•Delivered operating EBITDA margins above 20 percent in both Engineered Materials (EM) and the Acetyl Chain (AC), demonstrating resilience in the face of end-market headwinds.
•Strengthened EM commercial performance by elevating pipeline quality and prioritizing value over volume, to drive mix enrichment across the portfolio.
•Streamlined EM business operations and reduced complexity while lowering inventory by more than $100 million.
2025 was a year of steady execution supporting our strategic priorities which do more than mitigate the difficult conditions experienced sector-wide. These achievements strengthen our foundation and position Celanese to capture meaningful opportunities as demand recovers. As we look ahead in 2026, we remain committed to advancing our three key priorities to deliver against several critical targets:
•We are targeting $650 to $750 million of free cash flow in 2026. Also, we are advancing our divestiture efforts towards achieving the remaining half of our targeted $1 billion of divestitures by the end of 2027.
•We expect to realize an additional $50 to $70 million of cost savings in 2026, bringing our total to nearly $200 million since the start of 2025. The main drivers are expected to be 1) approximately $10 million from actions executed in 2025; 2) approximately $30 to $50 million from continued execution of the multi-year EM complexity reduction program that was launched last year; and 3) approximately $10 to $20 million of plant productivity gains in the Acetyl Chain, including accelerated benefits tied to the intended Lanaken closure. We continue to prioritize manufacturing footprint actions to meet the contemporary needs of our businesses.

•In addition, we plan to accelerate artificial intelligence (AI) adoption to drive efficiency, productivity, and growth in manufacturing operations and customer-facing activities. In April of 2025, we launched AskChemille.com, an innovative digital platform that enhances material selection for our customers. Additionally, we continue to advance our digital and AI capabilities in our manufacturing sites.
•Our focus remains on driving top-line growth and margin expansion through improved pipeline quality, mix enrichment, and value-based pricing.
Our progress to date reinforces our forward momentum and our commitment to further deleveraging in 2026 and beyond. We continue to build a stronger, more resilient Celanese, better positioned to deliver free cash flow and drive value creation through market cycles.
Today, we also reported fourth quarter 2025 adjusted earnings per share of $0.67 (inclusive of approximately $0.36 per share total Celanese transaction amortization2), as well as fourth quarter free cash flow of $160 million, enabling us to achieve our 2025 free cash flow target that we set at the outset of the year.
Similar to the previous quarter, our fourth quarter results benefited from favorable mix and slightly better than expected pricing in EM, as well as continued realization of our cost reduction initiatives. Volumes, which were challenged across both businesses, declined 7 percent sequentially driven by greater than expected seasonality and year-end destocking, as well as weakness in acetate tow. Additionally, earnings from Other Activities were unfavorable compared to expectations by approximately $10 million due to timing of incurred expenses.
Although our fourth quarter earnings results fell short of our expectations, we remain confident that we have the right plans in place to improve performance and drive long-term value creation. Our aggressive actions, combined with the fundamental strengths of our two leading business models, position us well in 2026 and beyond. We will continue to execute against our key priorities of increasing cash flow to accelerate deleveraging, intensifying cost improvements, and driving top-line growth.
Now, let me turn to the performance specifics of our businesses.
Engineered Materials generated fourth quarter adjusted EBIT of $183 million and operating EBITDA of $288 million at margins of 14 and 23 percent, respectively. EM's results were supported by continued execution of initiatives to reduce costs, enrich the sales mix, and drive value-based pricing. These efforts
2 Calculated as intangible amortization from transactions divided by diluted weighted average shares outstanding.

collectively enabled adjusted EBIT margins to remain steady compared to the third quarter, despite a sequential net sales decrease of 8 percent that was driven by anticipated Western Hemisphere channel-partner destocking and lower than expected volumes in Asia.
For the full year 2025, EM delivered adjusted EBIT of $720 million and operating EBITDA of $1.2 billion at margins of 13 and 22 percent, respectively. The complexity reduction program, which launched in 2025, reduced costs and lowered inventories. We have also been refreshing and strengthening the EM operating model resulting in improved pipeline quality. Following the substantial first quarter automotive destocking, these initiatives largely steadied the business despite continual volume headwinds. Since the second quarter, EM averaged approximately $190 million of adjusted EBIT per quarter, excluding Micromax®, across the remainder of 2025, and year-over-year pricing largely stabilized.
In 2026, we will continue to reinforce the EM business operating model to drive near-term improvement and support future growth. To start, we are targeting an additional reduction of $80 to $100 million in working capital. We believe we can sustainably and effectively unlock cash from lower inventories while continuing to meet customer's needs.
As our complexity reduction program advances to its next phase, we are targeting $30 to $50 million of additional cost reductions in 2026. We meaningfully reduced our sales, general, and administrative (SG&A) expenses, and continue to take additional actions in 2026. In parallel, network optimization of our logistics and warehousing is also a key target for streamlining, efficiency, and savings in 2026.
The recent closing of the Micromax® transaction was a critical milestone marking progress toward our divestiture targets to drive debt reduction. We anticipate approximately $35 million of adjusted EBIT headwind related to this portfolio adjustment in 2026, which we expect to be largely offset by growth through commercialization of EM pipeline programs.
Continued improvement in pipeline quality and velocity remains key to fully leveraging EM's broad specialty product portfolio, deep material science application development expertise, as well as industry-leading capabilities in design and prototyping, computer aided engineering (CAE) simulation, and material processing. This focus advances our pipeline quality, which we measure by growth opportunity, margin expansion potential, and ability to win. As we've discussed previously, High Impact Programs are an important driver of improved pipeline attractiveness, bringing specialty products to high growth markets like electronics and data center componentry, drug delivery, electric vehicles, and performance apparel.
Another important step in the evolution of EM's commercial capabilities is the introduction of our digital assistant platform, AskChemille.com. By offering a comprehensive range of engineered material options,

Chemille™ transforms how design engineers access data for material selection and improve product designs. Platform interactions generate valuable data driven insights that Celanese engineers are already learning and benefiting from, giving us real-time insights into the evolving needs and preferences of our customers.
For the first quarter, we anticipate seasonal volume improvements in the Western Hemisphere, with partial volume offsets in Asia due to the extended Chinese New Year. We expect sequential improvement to product mix across most end-markets. We also anticipate a tailwind of approximately $30 million in the first quarter due to inventory builds related to a production campaign and the planned second quarter POM turnaround. Considering these factors, we expect EM adjusted EBIT for the first quarter to be $210 to $230 million and operating EBITDA to be $310 to $330 million.
The Acetyl Chain (AC) delivered fourth quarter adjusted EBIT of $146 million and operating EBITDA of $210 million, at margins of 16 and 22 percent, respectively. Net sales fell sequentially, driven by declines of 1 percent in price and 10 percent in volume. In the vinyls business, Western Hemisphere volumes weakened through the quarter as seasonal declines were greater than expected. In the acetate tow business, persistent competitive market dynamics contributed to lower sales and unfavorable mix, especially in Europe. Together, these accounted for approximately $25 million of headwinds to our expected quarterly results, offsetting the modest pricing favorability in acetic acid and VAM in Asia.
Before turning to a discussion of full year 2025, I'd like to provide an update regarding the recent weather event experienced in the United States. While Winter Storm Fern did cause a temporary shutdown of assets in affected areas, our teams had made preparations and were able to minimize the production losses. We have been working on multiple mitigation actions and do not anticipate significant earnings impacts as a result of the storm.
For the full year 2025, AC delivered adjusted EBIT of $695 million and operating EBITDA of $947 million at margins of 16 and 22 percent, respectively. While Eastern Hemisphere margins have been compressed by regional oversupply and weak demand, the larger challenges in 2025 for AC were Western Hemisphere demand and the overall dynamics in the acetate tow business. Weakness in key end-markets like paints, coatings, and construction fueled elevated competitive pressures and affected the vinyls business in the Western Hemisphere. As we've discussed previously, approximately 70 percent of AC's annual revenue has come from Western Hemisphere, and the proportion of variable margin contribution is even greater.

In the acetate tow business, 2025 was characterized by elevated competitive pressures and weaker demand conditions that challenged our volumes, pricing, and sales mix. Industry capacity additions in China came on-line during the year while customers were focused on right-sizing inventories. As a result, acetate tow accounted for the majority of the year-over-year AC variable margin decline. Much of the new capacity found available outlets in eastern Europe and southeast Asia, compressing our variable margins. These dynamics underscore the importance of our intended closure of the facility in Lanaken, which we expect to be completed in the second half of 2026. Implementing this strategic action demonstrates our proactive approach and commitment to reduce costs and enhance flexibility while continuing to meet customers' needs.
Looking to the first quarter, we expect modest seasonal recovery in the Western Hemisphere that will be partially offset by continued pressures in acetate tow. We anticipate an approximate $5 million headwind related to a planned turnaround of the methanol unit at Clear Lake. Also, similar to last year, the acetate tow dividend will be paid in three installments in 2026, starting in the second quarter, creating a sequential headwind in the first quarter of approximately $40 million. We anticipate the full year dividend to be consistent with last year. Considering these factors, we expect first quarter adjusted EBIT of $110 to $125 million, and operating EBITDA of $170 to $185 million.
Despite the continued macroeconomic challenges, we believe the agility and optionality inherent to the AC model will continue to drive productivity and capture opportunistic pockets of value. The AC team utilizes a two-pronged approach to offset end-market headwinds. The daily operating model enables agile response to market conditions to maximize earnings performance. Strategic initiatives strengthen the business foundation and expand operating leverage for future earnings growth. AC is deploying both sets of actions to drive earnings improvement. Such actions include:
•Accelerating benefits from the intended Lanaken site closure, with a target of $5 to $10 million of cost savings to be realized in 2026.
•Dedicated plant productivity projects, targeting $5 to $10 million of additional cost savings.
•Continuing to idle the Frankfurt VAM unit through at least the first quarter.
•Continuing block operations of the Singapore unit in response to specific customer forecasts.
•Maximizing production at our lowest-cost gulf coast assets to drive profitability and reduce our cost-to-serve.

•Driving growth in differentiated downstream applications to improve margins by leveraging chain optionality.
•Accelerating commercialization of Eco-CC sustainable products, especially in coatings and adhesives, to increase differentiation and grow share of downstream applications.
•Accelerating deployment of manufacturing digitization tools through the AC production network.
These actions emphasize the fundamental advantages of the Acetyl Chain's business model that position AC well, especially when demand recovers.

Chuck Kyrish, Celanese Corporation, Senior Vice President and Chief Financial Officer
I would like to start by thanking our teams for advancing our strategic imperatives in 2025. As Scott highlighted, we delivered strong results across free cash flow generation, strategic divestitures, working capital reduction, opportunistic refinancing, and maintaining strong liquidity – actions that collectively reinforce the strength of our financial position.
In the fourth quarter, we capitalized on favorable debt market dynamics to execute a series of transactions to extend our debt maturity profile without adding meaningful incremental costs. Through these transactions, which included offerings of approximately $1.4 billion aggregate principal of notes, we reduced the combined value of our 2026 and 2027 debt maturities from $3.1 billion to $2.1 billion, aligning our near-term maturities to a conservative outlook for free cash flow generation and divestiture proceeds.
We closed 2025 with a strong liquidity position, including $1.3 billion in cash and $1.75 billion of undrawn revolver capacity. In February 2026, we bolstered this cash position by successfully completing the Micromax® divestiture, receiving $492 million in cash, subject to customary transaction adjustments, and further decreasing our net debt. This value-enhancing divestiture was signed and closed with rapid timing, and I want to thank our teams for their dedication through the process.
Before discussing our free cash flow performance, I would like to provide some commentary on our adjusted earnings. In Other Activities for the fourth quarter, we reported a net expense of $78 million in adjusted EBIT and $63 million in operating EBITDA. This was unfavorable versus our expectations by approximately $10 million, primarily due to the timing of recognition of certain expense items. Overall, net expense for Other Activities in 2025 were approximately 15 percent lower versus 2024 on an adjusted

EBIT basis, largely reflecting our numerous cost improvement actions. For 2026, we anticipate average quarterly net expense run rate of approximately $65 to $70 million in adjusted EBIT and $50 to $60 million in operating EBITDA, roughly consistent with 2025 levels.
Related to our adjusted earnings, the tax rate for U.S. GAAP purposes was 7 percent on a loss of $1.2 billion for the full year 2025 due to a book goodwill impairment charge of $1.1 billion for EM that did not provide a tax benefit and an increase in valuation allowance on U.S. foreign tax credit carryforward due to the revised forecasts of foreign-source income. These impacts were partially offset by deferred tax benefits related to integration transactions and realignment of intangibles and tax benefits related to the resolution of tax examinations. The effective tax rate for adjusted earnings for the full year 2025 is 8 percent excluding the impact of the goodwill charge that is non-deductible for tax purposes and other non-recurring items. We anticipate an effective tax rate for adjusted earnings in 2026 that is similar to 2025 absent any material changes in jurisdictional earnings mix.
Turning to free cash flow, we reported $160 million in free cash flow generation for the fourth quarter, bringing the full year 2025 free cash flow to $773 million. In a year marked by continued macroeconomic weakness, our teams demonstrated strong execution to deliver these results. This performance reflects the resilience of our differentiated business models and the discipline with which our teams execute.
Looking ahead to 2026, our visibility into demand conditions is limited at this point. However, I would like to point out a few items in free cash flow which will likely change year-over-year:
•Working capital was a source of cash in 2025 of $393 million, which included $154 million of cash generation through inventory reduction as well as $213 million in accounts receivable reduction. While we do not expect this level of cash from working capital in 2026, we are targeting a minimum of $100 million of cash through continued working capital reduction efforts. Beyond this targeted structural improvement, the degree of working capital reduction across both businesses will be influenced by developments in the overall demand environment.
•While net interest expense in the income statement will be roughly flat year-over-year, net cash interest paid in 2026 is expected to be approximately $50 million lower year-over-year, largely driven by accrued interest settlements related to the early retirement of tendered bonds in the fourth quarter, and timing of coupon payments.
•Cash taxes for 2025 were $255 million, and expected to be lower by approximately $50 to $60 million in 2026, primarily reflecting lower anticipated settlements from prior year activity.

•As Scott noted, our teams continue to refine and advance incremental cost reduction initiatives for 2026. At this stage, we anticipate cash outlay for cost reduction and restructuring initiatives in 2026 to be lower as compared to 2025 by roughly $25 to $50 million.
•Capital expenditures for 2026 are expected to remain broadly consistent with 2025 levels of $300 to $350 million, as we continue to harvest the strategic capacity investments made over the past several years. Our focus will remain on safety, maintenance, regulatory and productivity projects, strengthening our ability to scale when external conditions improve.
Considering these factors, we are targeting free cash flow generation of approximately $650 to $750 million in 2026.
Our differentiated business models, combined with continued relentless execution of our action plans, give us confidence in the sustainability of Celanese’s cash‑generation capabilities. Deleveraging remains our top priority, and the actions we are taking not only drive meaningful near‑term progress but also forge a strong foundation that will support and accelerate Celanese’s long-term performance.
Scott Richardson, Celanese Corporation, President and Chief Executive Officer
Through the first six weeks of 2026, the macroeconomic backdrop has remained muted, and we expect first-quarter demand patterns to be similar to the fourth quarter. While we anticipate a modest seasonal recovery in Western Hemisphere volumes, we expect it to be partially offset by headwinds in Asia related to Chinese New Year. We also expect approximately $40 million of first-quarter impacts from the timing of the acetate tow dividend and from the turnaround of the methanol unit at Clear Lake. As a result, we anticipate first quarter adjusted earnings per share of approximately $0.70 to $0.85.
In 2026, we remain relentlessly focused on cash generation to further deleverage the balance sheet. As we streamline our businesses and refine plans to continue right-sizing our inventory levels, we anticipate some negative impacts to flow-through to reported earnings from actions we have taken and additional actions we plan to take. We are confident in our plans to drive another year of strong cash flow performance in 2026.

Our focus remains on driving controllable improvements across our businesses to help offset ongoing macroeconomic uncertainty. In addition to our plans to deliver $50 to $70 million in cost savings in 2026, our teams are working on evaluating additional opportunities, including additional manufacturing footprint optimization. In parallel, we expect to enhance our mix through higher-value growth opportunities and evolve our pipeline model to fully capitalize on our capabilities. We expect our growth initiatives to offset the earnings impact of the Micromax® divestiture as well as drive additional growth, assuming a steady demand environment.
Although we do not yet have sufficient visibility to provide a full-year outlook for 2026, we are confident in the actions underway to drive improvements for the year. We anticipate that the second quarter will represent the largest level of turnaround activity for the year, including the POM turnaround discussed earlier. Given this, and the timing of our cost reduction initiatives, it is likely that earnings improvements will be back-end weighted, positioning Celanese to benefit from a potentially more constructive operating environment in the third and fourth quarters.
We remain focused on self-help measures that are firmly within our control to combat the prolonged, industry-wide down cycle. Although timing is unclear, we are confident that the macroeconomic environment will improve over time. We are actively pursuing near-term, targeted tactics as well as bold transformational initiatives, and believe our decisive actions position Celanese to meaningfully benefit from the eventual recovery. The unique competitive advantages of our two business models provide substantial opportunities for earnings improvement and cash generation to support ongoing deleveraging. We remain confident that our disciplined execution and action orientation will continue to strengthen Celanese and support long-term, sustainable value creation.
I want to close by thanking our teams for their resilience, perseverance, and execution through this period. Their hard work has been critical to advancing our efforts as we build an even stronger Celanese for the long-term.

Forward-Looking Statements

These prepared comments may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, deleveraging efforts, planned cost reductions, dividend policy, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in these comments. These risks and uncertainties include, among other things: the ability to successfully achieve planned cost reductions; changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries;potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities, in the countries in which we operate; our level of indebtedness and our financial condition, each of which could diminish our ability to raise additional capital to fund operations, reduce our business and strategic flexibility, increase our interest expense, limit the success of our deleveraging efforts, and impact changes to our credit ratings, which could increase our interest expense in the event of additional downgrades; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, carbon monoxide, wood pulp, hexamethylene diamine, Polyamide 66 ("PA66"), polybutylene terephthalate, ethanol, natural gas and fuel oil, and the prices for electricity and other energy sources; the ability to pass increases in raw materials prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the possibility that we will not be able to realize the anticipated benefits of the Mobility & Materials business (the "M&M Business") we acquired from DuPont de Nemours, Inc. (the "M&M Acquisition"), including synergies and growth opportunities, whether as a result of difficulties arising from the operation of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; additional impairment of goodwill or intangible assets; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, AI-related vulnerabilities, terrorism or political unrest, public health crises, or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the direct or indirect consequences of acts of war or conflict (such as the Russia-Ukraine conflict or conflicts in the Middle East) or terrorist incidents or as a result of fire, flood, hurricanes, other severe weather, natural disasters, other catastrophic events or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties, treaties and trade agreements, tax rates or legislation throughout the world including, but not limited to, anti-dumping and countervailing duties, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; changes in currency exchange rates and interest rates; tax rates and changes thereto; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Certain prior period amounts have been revised to correct for certain prior period immaterial errors. See Note 1 to our Annual Report on Form 10-K for the annual period ending December 31, 2025.

Non-GAAP Financial Measures
These prepared comments, and statements made in connection with these prepared comments, refer to Non-GAAP financial measures. For more information on the Non-GAAP financial measures used by the Company, including the most directly comparable GAAP financial measure for each Non-GAAP financial measure used, including definitions and reconciliations of the differences between such Non-GAAP financial measures and the comparable GAAP financial measures, please refer to the Non-US GAAP Financial Measures and Supplemental Information document available on our website, investors.celanese.com, under Financial Information/Financial Document Library.